Exhibit 5.1

June     , 2010

Cadence Financial Corporation

301 East Main Street

Starkville, Mississippi 39759

Re:	Registration Statement on Form S-1 for the registration of
Common Stock of Cadence Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to Cadence Financial Corporation, a Mississippi corporation (the “Corporation”), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for the offering and sale of up to                      shares of common stock of the Corporation (the “Common Stock”).

We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers of the Corporation and other representatives of the Corporation and others and of public officials.

As a basis for the opinion hereinafter expressed, we examined such statutes, including the Title 79 of the Mississippi Code of 1972, as amended (the “Mississippi Act”), and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates of officers of the Corporation and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth. In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock has been duly authorized by all requisite action on the part of the Corporation and, when issued and delivered by the Corporation against payment therefor as described in the Corporation’s Registration Statement on Form S-1 (File No. 333-166962), as amended, to which this opinion is an exhibit and relating to the shares of Common Stock (the “Registration Statement”), will be legally issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, the general rules and regulations of the Securities and Exchange Commission promulgated thereunder or any similar provision of any state securities laws or regulations.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Mississippi Act and the Constitution of the State of Mississippi, each as interpreted by the courts of the State of Mississippi, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,